We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-48231, No. 33-304895, No. 33-304803 and No.
30-303010) of America Service Group Inc. of our report dated March 11, 1996, except as to Note 15, which is as of March 28, 1996, related to the audits of the consolidated financial statements and financial statement schedules of America Service Group Inc. as of December 31, 1995 and for each of the two years in the period then ended, included in this Form 10-K for the year ended December 31, 1996.



/s/ Price Waterhouse LLP
----------------------------
PRICE WATERHOUSE LLP
Linthicum, Maryland
March 31, 1997




EXHIBIT 23.2